Exhibit 21.1

CRAY INC.

PARENT & SUBSIDIARIES LIST

Parent /Subsidiary Name	Date Formed	Country/State	% Ownership
Cray Inc.	12/07/87	U.S./Washington State	Parent
Cray Australia Pty Ltd.	03/23/00	Australia	100%
Cray Brazil, Inc.	08/25/00	U.S./Washington State	100%
Cray Computadores do Brasil Ltda.	12/21/00	Brazil	100%
Cray Canada Corporation	10/31/06	Canada	100%
Cray China Limited	08/07/00	China	100%
Cray Computer Finland Oy	06/20/00	Finland	100%
Cray Computer SAS	04/03/00	France	100%
Cray Computer Deutschland GmbH	03/31/00	Germany	100%
Cray Supercomputers (India) Private Limited	09/30/08	India	100%
Cray Supercomputers (Israel) Ltd.	09/16/01	Israel	100%
Cray Italy S.r.l.	07/12/00	Italy	100%
Cray Japan, Inc.	03/17/00	U.S./Washington State	100%
Cray Korea, Inc.	03/17/00	U.S./Washington State	100%
Cray Netherlands B.V.	06/23/00	Netherlands	100%
Cray Computer South Africa (Proprietary) Limited	02/23/00	South Africa	100%
Cray Computer Spain, S.L.	03/30/00	Spain	100%
Cray-Tera Sweden AB	08/18/00	Sweden	100%
Cray Computer GmbH	04/05/00	Switzerland	100%
Cray Taiwan, Inc.	04/05/01	U.S./Washington State	100%
Cray U.K. Limited	03/07/00	United Kingdom	100%